                                                                    EXHIBIT 9(N)



                   AMENDMENT TO THE TRANSFER AGENCY AGREEMENT


     THIS AMENDMENT, dated as of January 2, 1997 is made to the Transfer Agency and Registrar Agreement dated June 19, 1995 (the "Transfer Agency Agreement") between THE MUNDER FUNDS, INC. (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. (formerly The Shareholder Services Group, Inc.) (the "Transfer Agent").


                                  WITNESSETH


     WHEREAS, the Transfer Agent, has developed a recordkeeping service link ("DCXchange/SM/") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans under Section 401(k) of the Internal Revenue Code (the "Plans");

     WHEREAS, the Transfer Agent has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants");

     WHEREAS, the Fund desires to participate in the DCXchange/SM/ Program and retain the Transfer Agent to perform such services with respect to shares of the Funds ("Shares") held by or on behalf of the Participants as further described herein and the Transfer Agent is willing and able to furnish such services on the terms and conditions hereinafter set forth.

     NOW THEREFORE, the Fund and the Transfer Agent agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. The Transfer Agent agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of the Fund through Plans administered by certain Recordkeepers. The Transfer Agent shall subcontract with Recordkeepers to link the Transfer Agent recordkeeping system with the Recordkeepers, in order for the Recordkeepers to maintain Fund shares positions for each Participant. Fund positions of the Participants shall constitute open accounts for which the Fund shall pay to the Transfer Agent the annual fee specified in the schedule of fees attached hereto as Exhibit 1.

2. This Amendment contains the entire understanding among the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modified or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.



                                        THE MUNDER FUNDS

                                               /s/  Lisa Anne Rosen
                                        ----------------------------------------

                                        By:    Lisa Anne Rosen
                                           -------------------------------------

                                        Title: Secretary & Assistant Treasurer
                                              ----------------------------------


                                        FIRST DATA INVESTOR SERVICES
                                        GROUP, INC.

                                               /s/  Jerry G. Kokos
                                       -----------------------------------------

                                       By:     Gerald G. Kokos
                                          --------------------------------------


                                       Title:  Executive Vice President
                                             -----------------------------------
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                                   EXHIBIT 1
                             THE MUNDER FUNDS, INC.

                                  FEE SCHEDULE

Upon execution of this Agreement, the Fund shall pay the Transfer Agent an annualized fee of $15.00 for each Plan Participant account in the Portfolios that is open during any monthly period. These fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

In addition, the Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses and an additional 15% administrative charge, including, but not limited to the following items:


 .   Printing costs, including certificates, envelopes, checks and stationary

 .   Postage (bulk, pre-sort, Zip+4, barcoding, first class) direct pass through to the Fund

 .   Due diligence mailings

 .   Ad hoc reports

 .   Proxy solicitations, mailing and tabulations

 .   Courier services


The Fund shall also reimburse the Transfer Agent monthly for such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement, as pre-approved by the Fund. The Fund further agrees that any volume discounts achieved by the Transfer Agent on behalf of its clients shall be returned by the Transfer Agent, unless otherwise agreed to by the Transfer Agent and the Fund.